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EXHIBIT (d)(6)

FORM OF NON-COMPETITION AGREEMENT

        This Non-Competition Agreement (the "Agreement") is entered into as of April             , 2008, by and between EMC Corporation, a Massachusetts corporation ("Parent"), Iomega ("Company"), and                                    ("Executive").

RECITALS

        A.    The Company is engaged in the removable media storage device and network attached storage market serving the consumer and small business segment of the market (the "Business").

        B.    The parties acknowledge that the relevant market for the Business is the entire world in scope and that there exists intense competition for the products and services of the Business all over the world.

        C.    Pursuant to the Agreement and Plan of Merger (the "Merger Agreement") among the Parent, the Company, and Emerge Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), providing for, among other matters the offer (the "Offer") by Merger Sub to purchase all of the issued and outstanding shares of common stock of the Company, and the merger of Merger Sub with and into the Company (the "Merger") whereby the Company will become a wholly owned subsidiary of Parent.

        D.    Executive is a key executive of the Company and has detailed knowledge of Company intellectual property and other Company confidential and proprietary information.

        E.    Executive has a material economic interest in the consummation of the Offer and the Merger and, in order to induce Parent to consummate the Offer and the Merger and the other transactions contemplated by the Merger Agreement, Executive has agreed to enter into this Agreement.

        F.     In order to protect the goodwill, trade secrets and other confidential and proprietary information related to the Business, Parent and the Company have agreed that Parent's obligation to consummate the Merger and the transactions contemplated by the Merger Agreement is subject to the condition, among others, that Executive enter into this Agreement.

        G.    EMC has also agreed to pay Executive $250,000 upon completion of the Merger as consideration for this Agreement.

        H.    Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Merger Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, Executive, the Company and Parent, intending to be legally bound, hereby agree as follows:

ARTICLE 1
NON-COMPETITION

        Non-Competition.    As an inducement for Parent to enter into the Merger Agreement and consummate the Offer and the Merger, in connection with the Merger and in exchange for $250,000, Executive agrees that from and after the consummation of the Merger and until eighteen months (18) following the termination of the Executive's employment with the Company in the event such termination occurs within 4 years of the consummation of the Merger (the "Non-Competition Period"), Executive shall not, anywhere in the world, directly or indirectly, without the express prior written consent of Parent, engage in any "Competitive Activity." The term "Competitive Activity" means any activity whereby the Executive is engaged, directly or indirectly, anywhere in the world, in any business or enterprise, or performs service for any entity, whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of publicly-held company, that competes with the Business as of the effective date of your termination. For the purposes of this definition only and not for purposes of any antitrust related market definition or analysis, an entity (which includes but is not limited to a person, partnership, joint venture or corporation) will be considered to compete with the Business if such entity (or in the case of a multi-billion dollar, multi-division corporation, the division thereof for which services are proposed to be performed by you) or any of its affiliates engages directly or indirectly in the removable media storage device or network attached storage market segment serving the consumer and small business segment of the market as all or part of its business. Notwithstanding the foregoing, your role in a private equity, venture capital or other investment management firm will not violate the non-compete provision of the Agreement to the extent you do not manage investments, assume a director's role or provide any services for any entity that competes with the Business as of the effective date of your termination.

ARTICLE 2
MISCELLANEOUS

        A.    Remedies.    The parties to this Agreement agree that (i) if Executive materially breaches Article 1 of this Agreement, the damage to Parent may be substantial, although difficult to ascertain, and money damages will not afford Parent an adequate remedy, and (ii) if Executive is in material breach of any provision of this Agreement, or threatens a breach of Article 1 of this Agreement, Parent shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement.

        B.    Entire Agreement; Amendments and Waivers.    This Agreement and any Executive agreement, including the Key Employment Agreement and Letter Agreement, entered into with the Company or any successor, contain the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. Should there be any inconsistency between the KEA and this Agreement, this Agreement shall prevail. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties, or in the case of waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

        C.    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given on (i) the next Business Day after the same is sent, if delivered personally or sent by telecopy (with confirmed delivery) or overnight delivery, or (ii) five (5) calendar days after the same is sent, if sent by registered or certified mail, postage prepaid, return receipt requested, to the address set forth on the signature page to this Agreement, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

        D.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the doctrine of conflicts of law. You agree that the appropriate venue for any action seeking declaratory or injunctive relief for violation of this Agreement is in the state and/or federal courts located in Massachusetts, and you consent to personal jurisdiction in such courts.

        E.    Severability.    To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance of and not in limitation to the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provisions shall be construed to cover only that duration, extent or activities which may be validly and enforceable be covered. To the extent any provision of this Agreement shall be declared invalid of unenforceable for any reason by any governmental or regulatory authority in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

        F.     Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Executive and the successors and assigns of Parent. Executive shall not be entitled to assign his obligations hereunder. Parent may assign its rights under this Agreement to any Person. Executive agrees that, upon request if necessary (and it may not be necessary), he will, in writing, acknowledge and consent to any such assignment of this Agreement.

        G.    Several Agreements.    It is expressly agreed that this Agreement and the obligations of the parties hereunder are to be construed separately from any similar agreements with the other key Executives of the Company and a breach of a similar agreement by any of the other key Executives of the Company shall not constitute a breach of this Agreement.

        H.    Independent Review and Advice.    Executive represents and warrants that Executive has carefully read this Agreement; that Executive executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to one another; that Executive has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Executive is entering into this Agreement of Executive's own free will. Executive expressly agrees that there are no exceptions contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify the Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

EMC CORPORATION	EXECUTIVE
By

Signature	Signature
Jack Mollen, EVP, Human Resources
Print Name
IOMEGA CORPORATION
By

Signature
Ron S. Zollman, General Counsel & Secretary

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  EXHIBIT (d)(6)